Exhibit 99.1

NET Power, LLC

Consolidated Financial Statements

As of and for the Three Months Ended March 31, 2023 and 2022 and
as of the Year Ended December 31, 2022

NET Power, LLC

Table of Contents

Pages

Consolidated Financial Statements:

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations and Comprehensive Income (Loss)	F-3

Consolidated Statements of Members’ Equity	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Consolidated Financial Statements	F-6 - F-23

NET Power, LLC

Consolidated Balance Sheets (Unaudited)

For the Three Months Ended March 31, 2023 and 2022

(In thousands)

	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash	$5,241	$5,164
Receivables, net	63	352
Prepaid Expenses	436	184
Other Current Assets	2,424	1,795
Total Current Assets	8,164	7,495
Long Term Assets
Intangible Assets, net	258	263
Property, Plant and Equipment, net	66,942	69,595
Lease Right-of-Use Asset	751	784
Total Long Term Assets	67,951	70,642
Total Assets	$76,115	$78,137

Liabilities and Members’ Equity

Current Liabilities
Accounts Payable	$672	$577
Accrued Liabilities	3,425	2,392
Due to related parties	4,035	178
Lease Liability	134	130
Option Liability	-	5,174
Total Current Liabilities	8,266	8,451
Long Term Liabilities
Due to related parties	-	2,212
Asset Retirement Obligations	2,475	2,416
Lease Liability	621	656
Total Long Term Liabilities	3,096	5,284
Total Liabilities	11,362	13,735

Members’ Equity
Capital Stock Issued 2023: 4,987,845 authorized units; 3,763,224 issued and outstanding units; 2022: 4,987,845 authorized units, 3,715,532 issued and outstanding units	274,988	262,622
Accumulated Deficit	(241,592)	(224,525)
Additional Paid-In Capital	31,340	26,288
Accumulated Other Income	17	17
Total Equity	$64,753	$64,402

Total Liabilities and Members’ Equity	$76,115	$78,137

NET Power, LLC

Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

For the Three Months Ended March 31, 2023 and 2022

(In thousands)

	For the Three Months Ended March 31,
	2023	2022

Revenue
Revenue	$50	$224
Cost of Revenue	-	(63)
Gross Profit	50	161

Operating Expenses
General and administration	5,537	3,134
General and administration - related party	96	231
Sales and marketing	340	125
Research and development	1,102	925
Research and development - related party	6,464	2,329
Project development	218	-
Depreciation, amortization and accretion	3,332	3,325
Total Operating Expenses	17,089	10,069

Operating Loss	(17,039)	(9,908)

Other Income (Expense)
Interest (Expense)	(30)	(1,439)
Other Income (Expense)	2	-
Net Other (Expense)	(28)	(1,439)

Net (Loss)	$(17,067)	$(11,347)

Net (Loss) Per Unit	$4.55	$3.10

Weighted average units outstanding, basic and diluted	3,748	3,655

NET Power, LLC

Consolidated Statements of Members’ Equity (Unaudited)

As of and for the Three Months Ended March 31, 2023 and 2022

(In thousands, except shares)

	Membership Interests		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Members’
	Shares	Amount	Capital	Income	Deficit	Equity

Balance - December 31, 2021	3,555,553	$227,960	$9,275	$20	$(169,747)	$67,508
Issuance of shares to:
Occidental Petroleum	-	-	-	-	-	-
BHES	142,180	30,000	-	-	-	30,000
(Less Equity Issuance Cost)	-	(534)	-	-	-	(534)
BHES (Bonus Shares)	17,799	3,756	(1,963)	-	-	1,793
BHES (In-Kind Shares)	-	-	130	-	-	130
Vesting of Profits Interest	-	-	2,604	-	-	2,604
Net Loss	-	-	-	-	(11,347)	(11,347)
Balance - March 31, 2022	3,715,532	261,182	10,046	20	(181,094)	90,154

Balance - December 31, 2022	3,722,355	$262,622	$26,288	$17	$(224,525)	$64,402
Issuance of shares to:
Occidental Petroleum	5,824	1,859	-	-	-	1,859
Constellation	28,764	9,182				9,182
BHES	6,281	1,325	-	-	-	1,325
BHES (Bonus Shares)	-	-	2,688	-	-	2,688
BHES (In-Kind Shares)	-	-	618	-	-	618
Vesting of Profits Interest	-	-	1,746	-	-	1,746
Net Loss	-	-	-	-	(17,067)	(17,067)
Balance - March 31, 2023	3,763,224	$274,988	$31,340	$17	$(241,592)	$64,753

NET Power, LLC

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2023 and 2022

(In thousands)

	For the Three Months Ended March 31,
	2023	2022

Cash Flows from Operating Activities
Net Loss	$(17,067)	$(11,347)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	3,268	3,266
Amortization	5	5
Accretion	59	54
Non-Cash Interest Expense	33	1,358
Vesting of Profits Interest	1,746	2,604
BHES Bonus Shares and In-Kind Expense	4,631	1,923
Changes in operating assets and liabilities
Accounts Receivable	289	(74)
Prepaid Expenses	(252)	171
Other Current Assets	(629)	1
Accounts Payable	95	(1,326)
Accrued Liabilities	1,033	(352)
Due to related parties (short term)	3,857	(287)
Due to related parties (long term)	(2,212)	104
Net Cash (Used in) Operating Activities	(5,144)	(3,900)

Cash Flows from Investing Activities
Acquisition of property and equipment	(615)	-
Net Cash (Used in) Investing Activities	(615)	-

Cash Flows from Financing Activities
Member Loan Proceeds	-	2,000
Member Loan Repayments	-	(10,000)
Share Issuances	5,836	30,000
(Less Equity Issuance Cost)	-	(534)
Net Cash Provided by Financing Activities	5,836	21,466
Net Increase in Cash	77	17,566

Cash:
Beginning of Period	5,164	445
End of Period	$5,241	$18,011

Supplemental disclosures of cash flow information:
Cash Paid for Interest	$-	$81

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE A — Organization and Nature of Activities

Business and Background

NET Power, LLC (“NP LLC”), its wholly owned subsidiaries, NET Power Europe Ltd (“NP Europe”), NET Power Friendship 7, LLC, NET Power Athena, LLC, NET Power Atlas, LLC and NET Power Canaveral, and together, “NET Power” or the “Company”, has developed a proprietary process for producing electricity using a predominantly carbon dioxide working fluid that involves the capture and reuse, sale and sequestration of carbon dioxide and other marketable industrial gasses, such as argon and nitrogen. The “NET Power Process” is the subject of U.S. and foreign patents, as well as additional applications and provisional applications on file with the United States Patent and Trademark Office and international patent authorities. The Company’s technology is designed to generate electricity from natural gas that is cost-competitive with conventional technologies, while eliminating nearly all air emissions.

The Company commissioned a 50 MWth natural gas-fired demonstration power plant (“Demonstration Plant”) to allow sufficient demonstration and testing of the NET Power Process and its components. The Company achieved first-fire at the Demonstration Plant in May 2018, after two years of development. Additional testing occurred periodically thereafter, including a three-month test campaign in 2021 which resulted in a grid synchronization. The Company plans to conduct additional research and testing campaigns at its Demonstration Plant in La Porte, Texas over the next several years, and is targeting the first utility-scale plant to achieve commercial operations in 2026. The successful first-fire and 2021 testing campaign of the Demonstration Plant represent critical milestones as they supported validation of the technical foundation of the NET Power Process.

The Company’s current activities are subject to significant risks, including cost over-runs in the testing and operation of the Demonstration Plant, technical problems with the NET Power Process, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Process.

On December 13, 2022, the Company entered into the Business Combination Agreement with Rice Acquisition Corp. II, a Cayman Islands exempted company (“RONI”), Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“RONI Holdings”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of RONI Holdings (the “Buyer”), and Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Buyer (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub was merged with and into NP LLC with NP LLC surviving the merger as a wholly controlled subsidiary of RONI Buyer (the “Business Combination”). Upon the consummation of the Business Combination on June 6, 2023, RONI was renamed NET Power Inc.

NOTE B — Liquidity

The Company has not initiated commercial operations and has incurred losses since inception and anticipates it will continue to have losses in 2023 and beyond. As of March 31, 2023, the Company had an accumulated deficit of $241.6 million. As the Company continues to incur losses, achieving profitability is dependent upon the successful development and commercialization of its technology, and achieving a level of revenues adequate to support the Company’s cost structure. The Company will continue to need to raise additional capital until it achieves sustained profitability.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE B — Liquidity (Continued)

The Company had access to committed funds from existing owners via the Interim Company Financing mechanism in the Business Combination Agreement discussed in Note I, from which it received $10 million prior to the closing of the Business Combination. As a result of the Business Combination, the Company received gross proceeds of approximately $675 million, consisting of approximately $135 million from RONI’s trust account and approximately $540 million in PIPE proceeds from strategic and financial investors. The Company believes that these proceeds should be sufficient to fund the Company’s operations for at least the next 12 months.

NOTE C — Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of NP LLC and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

The individual financial statements of each entity are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in United States Dollars, which is also NP LLC’s functional currency.

Segment Reporting

Operating segments are defined as components of an entity for which discrete financial information is both available and regularly reviewed by its Chief Operating Decision Makers (“CODMs”). The Company has determined that its Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) are its chief operating decision makers (“CODMs”). The CODMs review financial information presented for the purposes of assessing performance and making decisions on how to allocate resources at the overall company level. The Company has determined that it currently operates as a single segment, though it will periodically revisit the information used by its CODMs to allocate resources and to manage the operations as it nears commercialization and deployment of NET Power Technology.

Use of Estimates

The preparation of financial statements, in accordance with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management reviews its estimates on an ongoing basis, including those related to the useful lives of long-lived assets for depreciation and amortization, the fair value of equity-based compensation, revenue recognition, intangible asset valuation, the valuation of the option liability, and the assessment of asset retirement obligations. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash

Cash consists of deposits in banking institutions in the United States (“US”) and United Kingdom (“UK”). The carrying value of cash equals fair value because they are in demand deposit accounts.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Concentration of Custodial Risk

For cash, custodial risk is the risk that, in the event of the unlikely failure of a banking institution, the Company will not be able to recover the value of their cash that is in the possession of the entity’s banking institutions.

The Company maintains its cash at banking institutions that are members of the Federal Deposit Insurance Corporation (“FDIC”) and the Financial Services Compensation Scheme (“FSCS”), the UK’s statutory compensation system for customers of authorized financial services firms. FDIC guidelines guarantee $250,000 per depositor, per insured bank and FSCS guidelines guarantee £85,000 per depositor per insured bank. As of March 31, 2023, and December 31, 2022, the Company possessed funds in excess of FDIC limits equal to $4,784,000 and $4,743,000 respectively.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, and the general condition of the U.S. and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, and/or expertise may become obsolete and/or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Receivables

Current receivables result primarily from receivables for revenues associated with a grant received from the Department of Energy related to syngas testing to be conducted at the Company’s La Porte site as well as feasibility studies provided to potential license customers. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. The Company recorded $352,000 of allowance for bad debt during the three months ended March 31, 2023. The related bad debt expense is recorded within General & administrative expense on the Consolidated Statement of Operations and Comprehensive Income. The Company did not record an allowance for bad debts or bad debt expense during the previous reporting period.

Prepaid Expenses

Prepaid expenses consist of costs paid in advance for software and other subscriptions, patent renewal fees, and for general liability insurance as well as employee health insurance.

Other Current Assets

The balance of other current assets is primarily comprised of deferred equity costs associated with the Business Combination Agreement (Note I) expected to be subtracted from the total consideration received from the execution of that transaction. Deferred equity costs totaled $2,373,000 as of March 31, 2023 and $0 as of March 31, 2022. Other current assets also include a security deposit related to the Company’s lease agreement (Note L) and a clearing account associated with company credit cards.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Intangible Assets, net

The Company accounts for intangible assets, which consist of patents and other intellectual property, in accordance with ASC 350, Goodwill and Other Intangible Assets. Intangible assets with a net book value of $258,000 and $263,000, respectively, as of March 31, 2023 and December 31, 2022 are amortized on a straight-line basis over their useful life of 25 years.

Plant, Property, and Equipment, net

Property and equipment are recorded at cost. The Demonstration Plant consists of costs associated with the engineering, procurement, and construction of the facility. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

The estimated useful lives are as follows	Years
Furniture and Equipment	4 – 10
Camera – Gas Cloud Imaging	6
Demonstration Plant	10
Asset Retirement Costs	10

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) tangible and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairment charges determined to be necessary for the three months ended March 31, 2023 and 2022.

Asset Retirement Obligations

The Company recognizes liabilities and the corresponding assets for future obligations associated with the retirement of assets. The Company’s Demonstration Plant in La Porte, Texas is located on leased land and the underlying lease requires the removal of all equipment and the obligation to restore the land to post-clearing grade level; therefore, a future obligation exists. Asset retirement costs are reflected in Property, Plant and Equipment with the depreciation expense recognized over the estimated useful life of 10 years. The asset retirement costs and corresponding liabilities that have been recorded to date relate to the removal of assets at a future terminal date. When an asset retirement obligation arises, the liabilities and corresponding assets are recorded at their present value using a discounted cash flow approach and the liabilities are accreted using the interest method.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

The recognition of an asset retirement obligation requires that management make numerous assumptions regarding factors such as the cost and timing of deconstruction; the credit-adjusted risk-free rate to be used; and inflation rates. The fair value of contractor fees to restore the land, based on historical trends, is estimated to escalate by 2.0% each year through the terminal date. The total estimated liability is based on the estimated future value of those costs and the timing of deconstruction. As of March 31, 2023 and December 31, 2022, the asset retirement obligation liability was $2,475,000 and $2,416,000, respectively. Accretion expense for the three months ended March 31, 2023 and March 31, 2022, amounted to $59,000 and $54,000, respectively, and is included in Depreciation, amortization, and accretion on the Consolidated Statement of Operations.

The Company believes these estimates are reasonable at the present time, but the Company can give no assurance that changes in technology, the Company’s financial condition, the economy or other factors would not result in higher or lower asset retirement obligations. Any variations from our estimates would generally result in a change in the assets and liabilities in equal amounts, and operating results would differ in the future by any difference in depreciation expense and accretion expense.

Foreign Currency

The functional currency of NP LLC is the U.S. Dollar and of NP Europe is the Great Britain Pound. The Company translated the financial statements of this subsidiary to U.S. Dollars using period-end rates of exchange for balance sheet items and a weighted average rate of profit and loss items. The Company records translation gains and losses in accumulated other comprehensive income (loss) as a component of members’ equity. The Company recorded less than $1,000 of net translation losses in the three months ended March 31, 2023 and March 31, 2022, respectively.

Revenue from Contracts with Customers

The Company recognizes revenue when its performance obligations with its customers have been satisfied. To determine revenue recognition for contracts that the Company determines are within the scope of ASC 606, it performs the following five steps:

i.	Identify the contract(s) with a customer;

ii.	Identify the performance obligations in the contract;

iii.	Determine the transaction price;

iv.	Allocate the transaction price to the performance obligations in the contract; and

v.	Recognize revenue when (or as) the entity satisfies a performance obligation.

In accordance with ASC 606, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect the consideration to which it is entitled.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Revenue is recognized upon the transfer of control of the promised services to customers. Judgment is required in instances where contracts include multiple services to determine whether each should be accounted for as a separate performance obligation.

Contract payment terms are typically net 30-60 days. When billed in advance, the payment is deferred and recognized upon delivery of the service. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which the Company is entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties, such as sales taxes collected and remitted to governmental authorities.

The Company accounts for contract modifications as separate contracts if the additional services are distinct and priced at standalone selling prices. If the additional services are distinct, but not priced at standalone selling prices, the modification is treated as a termination of the existing contract and the creation of a new contract. In such instances where the additional services are not distinct within the context of the contract, the modification is combined with the original contract and either an increase or decrease in revenue is recognized on the modification date.

Test Data Contracts

The Company has generated revenue through various contracts with potential future license customers for access to testing results and other data associated with certain testing being performed at the Demonstration Plant. The Company’s performance obligations associated with the test data contracts are satisfied over time because the customer simultaneously receives and consumes the benefits as the Company performs. The Company measures progress under these arrangements using an output method based on contract phases reached. The test data contract revenue totaled $0 for the three months ended March 31, 2023 and $150,000 for the three months ended March 31, 2022. The Company had no contract asset or contract liability balances associated with these contracts as of March 31, 2023 and December 31, 2022.

Feasibility Study Contracts

The Company also generates revenue through various contracts with potential future license customers for feasibility studies. The Company’s performance obligations associated with the feasibility study contracts are satisfied over time because the customer simultaneously receives and consumes the benefits as the Company delivers the relevant reports. The Company measures progress under these arrangements using an output method based on contract phases reached. The feasibility study contract revenue totaled $50,000 for the three months ended March 31, 2023 and $0 for the three months ended March 31, 2022. The Company has a $63,000 contract liability balance associated with these contracts as of March 31, 2023 and no contract asset or contract liability balances associated with these contracts as of December 31, 2022.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Department of Energy Subrecipient Contract

The Company has also generated revenue from its role as a sub-recipient of a Department of Energy (DOE) grant to conduct syngas testing at NET Power’s La Porte facility. The Company’s performance obligations associated with the DOE subrecipient contract are satisfied over time because the grant recipient receives the benefit simultaneous to the Company’s performance. The Company is compensated based on expenses incurred with an administrative markup. The Company measures progress under this arrangement using an input method based on costs incurred. Expenses related to the project are recorded as Costs of Revenue and submitted for reimbursement with an administrative markup. For the three months ended March 31, 2023, DOE grant revenue totaled $0 with $0 in associated costs. For the three months ended March 31, 2022 this revenue totaled $74,000 and associated costs totaled $63,000. The Company had no contract asset or contract liability balances associated with this contract as of March 31, 2023 and December 31, 2022.

Remaining Unsatisfied Performance Obligations

Contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. The amount of transaction price allocated to performance obligations to be satisfied at a later date, which is not recorded in the consolidated balance sheets, is immaterial as of March 31, 2023 and December 31, 2022.

As permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promises accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

The Company applied the practical expedient under ASC 606 to exclude amounts related to performance obligations that are billed and recognized as they are delivered.

Research and Development

The Company expenses costs in relation to operations and testing at the La Porte Demonstration Plant, as well as engineering and design costs related to development of commercialization of the technology as incurred. These costs are included in Research and Development on the Consolidated Statements of Operations and Comprehensive Income.

Legal Fees

NP LLC expenses legal costs as incurred. Legal fees paid for patent filings and other third party reviews, for the three months ended March 31, 2023 and 2022 amounted to $307,000 and $143,000, respectively, and are included in General and Administration on the Consolidated Statements of Operations and Comprehensive Income.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Equity-Based Compensation and Fair Value of Equity

The forms of equity-based awards granted to employees are principally profits interests with service or performance conditions. The Company does not have a history of settling these awards in cash. Each equity-based award is generally subject to service-based vesting, where a specific period of continued employment or service to the Company must pass before an award vests. The Company’s Compensation Committee can modify the vesting provisions of an award. Certain awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests.

Due to the absence of an active market for the Company’s member units, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its member units. The estimated fair value of the member units has been determined at each grant date based upon a variety of factors, including price of equity issuances by the Company, the Company’s financial position and historical financial performance, the Company’s technology in development, external market conditions affecting any trends within the industry, and the likelihood of achieving a liquidity event. Significant changes to the key assumptions underlying the factors used could result in different fair values of member units at each valuation date.

The Company recognizes as expense non-cash compensation for all equity-based awards for which vesting is considered probable. Forfeitures are recognized as they occur. For service-based awards, compensation cost is measured at fair value on the grant date and expensed ratably over the vesting term. For performance-based grants, the fair value is measured on the grant date and recognized as non-cash compensation expense, considering the probability of the targets being achieved.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	Significant other observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3	Significant unobservable inputs in which there is little or no market data available and requires the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of any input that is significant to the fair value measurement. The Company’s estimates of fair values are based upon assumptions believed to be reasonable, but which are uncertain and involve significant judgments made by management by considering factors specific to the asset or liability. The determination of fair value requires more judgment to the extent the valuation is based on models or inputs that are less observable or unobservable in the market. Accordingly, the degree of judgment exercised by the Company in determining the fair value is greatest for instruments categorized as Level 3.

Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, receivables, prepaid expenses, accounts payable, and accrued liabilities, including member loans. The Company believes that the carrying value of such financial instruments approximates their fair values due to the short-term nature of these instruments.

Recurring Fair Value Measurement

The Company’s recurring fair value measurement consists of the option liability, which is based predominantly on Level 3 inputs.

Nonrecurring Fair Value Measurements

The Company’s non-financial assets, such as property, plant, and equipment and intangible assets, are remeasured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. The Company’s equity-based compensation is recorded based on the grant date fair value. Such fair value measurements are based predominantly on Level 3 inputs.

Option Liability

The Company accounts for its freestanding option liability as a liability in the consolidated balance sheets, recorded initially at fair value, with any subsequent changes in fair value recorded in each reporting period in the consolidated statements of operations. The option liability meets the liability classification criteria within ASC 815, Derivatives and Hedging (ASC 815), as it can be cash settled upon being exercised. The fair value of the option liability issued by the Company is estimated using the Black-Scholes option pricing model.

Net Loss Per Unit

The Company computes basic net loss per unit by dividing net loss applicable to membership interest holders by the weighted average number of membership units outstanding during the period. The Company computes diluted net loss per unit by dividing the net loss applicable to membership interest holders by the sum of the weighted-average number of membership units outstanding during the period, plus the potential dilutive effects of distribution units, profits interests, and options to purchase membership units, but such items are excluded if their effect is anti-dilutive. Since the impact of the distribution units, profits interests, and options to purchase membership units are anti-dilutive during periods of net loss, there was no difference between the Company’s basic and diluted net loss per unit for the three months ended March 31, 2023 and 2022.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE C — Summary of Significant Accounting Policies (Continued)

Income Tax Status

NP LLC is a limited liability company (“LLC”). Members of the LLC are taxed on their proportionate share of the entity’s taxable income. Therefore, no provision or liability for US federal or state income taxes has been included in the consolidated financial statements.

NP Europe is subject to taxation pursuant to UK tax regulations. For the three months ended March 31, 2023 and 2022, NP Europe incurred losses for tax purposes, which may be used to offset future profits. Because the timing and amount of any future profits is uncertain, the Company has established a valuation allowance against possible future tax benefits. Therefore, no provision or asset for UK income taxes has been included in the consolidated financial statements. Total cumulative net losses for NP Europe totaled $88,000 for the three months ended March 31, 2023 and $89,000 for the year ended December 31, 2022.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the applicable accounting guidance. With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations for the years prior to 2019.

Accounting Pronouncements Not Yet Adopted

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE D — Long Term Assets

Intangible assets are summarized as of March 31, 2023 and December 31, 2022 are as follows (in thousands):

	2023	2022
Intangible Assets	$604	$604
Accumulated Amortization	(346)	(341)
Intangible Assets, net	$258	$263

Amortization expense for each of the three months ended March 31, 2023 and 2022 was $5,000.

Estimated amortization expense for the future years ending December 31 are as follows (in thousands):

2023	$17
2024	22
2025	22
2026	22
2027	22
2028 and thereafter	153
$258

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE D — Long Term Assets (Continued)

Plant, property, and improvements are summarized by major classification as of March 31, 2023 and December 31, 2022 as follows (in thousands):

	2023	2022
Furniture and Equipment	$193	$244
Accumulated Depreciation	(14)	(129)
Furniture and Equipment, net	179	115

Camera – Gas Cloud Imaging	123	123
Accumulated Depreciation	(93)	(86)
Camera – Gas Cloud Imaging, net	30	37

Demonstration Plant	125,811	125,811
Accumulated Depreciation	(61,391)	(58,222)
Demonstration Plant, net	64,420	67,589

Construction in Progress	546	—

Asset Retirement Costs	2,201	2,201
Accumulated Depreciation	(434)	(348)
Asset Retirement Costs, net	$1,767	$1,853

Total Property, Plant, and Equipment, net	$66,942	$69,594

Depreciation expense for the three months ended March 31, 2023 and March 31, 2022 was $3,268,000 and $3,266,000 respectively.

NOTE E — Accrued Liabilities

Accrued Liabilities as of March 31, 2023 and December 31, 2022 are as follows (in thousands):

	2023	2022
Accrued Incentive Compensation	2,666	1,451
Unearned Revenue	63	—
Other Accrued Liabilities	696	941
Total Accrued Liabilities	3,425	2,392

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE F — Members’ Equity

Shares and Capital Contributions

The Company has authorized 4,987,845 common shares of membership interests, of which 3,763,224 are issued and outstanding as of March 31, 2023.

Occidental Petroleum Corporation (“Occidental”) holds an option to purchase up to 711,111 common shares upon certain conditions being met and which expires 18 months thereafter. Conditions required for the exercise of the option have not been met as of June 14, 2023. Immediately prior to closing of the Business Combination (see Note I), Occidental received 247,655 shares in exchange for retiring this option.

On February 3, 2022, NET Power, on the one hand, and Baker Hughes Energy Services LLC (“BHES”), with affiliates Nuovo Pignone International S.r.l. (NPI) and/or Nuovo Pignone Tecnologie S.r.l. (NPT), on the other hand, executed a series of joint development agreements (JDA) to consummate both an investment and strategic partnership transaction to advance the technical and commercial deployment of the NET Power Process. In connection with that series of transactions, BHES purchased 142,180 common shares for approximately $30 million and, under the JDA, NPI (or its designee) is expected to receive 391,111 common shares as compensation for in-kind services rendered to NET Power at a price of $168.75 per NP LLC share, and can earn a bonus of up to 129,598 common shares based on pre-determined schedule and success milestones. On December 5, 2022, NET Power and NPI and NPT entered into a first JDA amendment, and then on December 13, 2022, the JDA was further amended and restated, and NET Power entered into the Amended and Restated JDA with Rice Acquisition Corp. II (RONI), Rice Acquisition Holdings II LLC (RONI Opco), NPI and NPT. As a result of these amendments, the scope of the BHES Statement of Work has been amended to include combustor development. Per the terms of the Amended and Restated JDA, the total program cost has been adjusted to $140,000,000 resulting in a total of 414,815 NET Power shares expected to be issued to BHES for in-kind services rendered under the JDA. Immediately prior to closing of the Business Combination (see Note I), NPI (or its designee) received 47,000 bonus shares. Inception to date expenses incurred under the JDA total approximately $7,600,000, of which $3,800,000 was paid in cash and $3,800,000 was paid with share issuances. Shares used as payment under the terms of the JDA are issued at a discount expected to cause a total loss of approximately $17,500,000 to the Company. The Company has incurred inception to date losses of approximately $942,000 related to such issuances.

During the three months ended March 31, 2023, the Company issued 6,281 common shares to BHES for in-kind services provided by NPI for which it recorded the associated expense of $1,325,000 during the 2022 fiscal year in Research and Development costs. During the three months ended March 31, 2023, the Company also recorded $1,943,000 of expense related to an additional 9,210 shares for in-kind services which had been earned but not yet issued as of March 31, 2023. This expense is reflected in Research and Development on the Consolidated Statements of Income, and the un-issued shares are reflected in Additional Paid-In Capital on the Consolidated Balance Sheets and the Consolidated Statements of Equity. The Company recorded expense of $2,688,000 within Research and Development on the Consolidated Statements of Operations, which reflects the vested bonus shares as well as the accrual of additional un-vested bonus shares over their estimated performance period. The common shares issued as in-kind services and bonus shares are accounted for as equity awards.

Profit Allocation

Profits and losses are allocated amongst members based on percentage ownership of the Company at the end of each period.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE G — Related Party Transactions

Related Party Receivables and Payables

The Company has $4,035,000 and $178,000 in current liabilities payable to its LLC members as of March 31, 2023 and December 31, 2022, respectively. These related party payables are unsecured and are due on demand.

The Company has $0 and $2,212,000 in long term liabilities payable to its LLC members as of March 31, 2023, and December 31, 2022, respectively.

Service Agreements

NET Power has historically relied on master service agreements with certain owners to perform a variety of business functions.

An equity member has provided the Company with marketing and technology maintenance services, as well as other support relating to further development of the NET Power Process and administration of patent matters. The total cost incurred for these services was $39,000 and $39,000 during the periods ending March 31, 2023 and March 31, 2022, respectively. This total is included in General and Administrative Expenses – Related Party on the Consolidated Statements of Operations and Comprehensive Income.

Another member supports the Company with regard to general business oversight and the operation of the La Porte Demonstration Plant. The total cost incurred for these services was $278,000 and $302,000 during the three months ended March 31, 2023 and 2022, respectively. This total is reflected in Research and Development – Related Party on the Consolidated Statements of Operations and Comprehensive Income.

A former equity member provided engineering services to the Company through early 2022, while still a member. The total cost incurred for these services was $0 during the three months ended March 31, 2023 and $7,000 during the three months ended March 31, 2022. This total is included in General and Administration – Related Party on the Consolidated Statements of Operations and Comprehensive Income.

One of the Company’s board members, who is also a member of NP LLC, provides consulting services to the Company. These consulting services totaled $57,000 and $57,000 for each of the three months ended March 31, 2023 and March 31, 2022. The expenses are recorded in General and Administrative Expenses – Related Party on the Consolidated Statements of Operations and Comprehensive Income.

Joint Development Agreement

An additional member is providing engineering and commercial development support to the Company pursuant to a Joint Development Agreement. The total cost incurred for these services during the three months ended March 31, 2023 was $6,185,823. The total cost incurred for these services during the three months ended March 31, 2022 was $2,027,000. This total is included in Research and Development – Related Party on the Consolidated Statements of Operations.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE H — Member Loans & Option Liability

The Company’s option liability was issued in conjunction with member loans authorized on October 15, 2021. The loans were fully repaid on February 3, 2022 and the interest expense related to these loans was $1,358,000 during the three months ended March 31, 2022. The option liability represented a liability on the balance sheet classified as a Level 3 fair value measurement.

On January 11, 2023, Occidental Petroleum exercised its option to purchase shares associated with the member loan agreement. On February 3, 2023, Constellation New Energy also exercised its option to purchase shares associated with the member loan agreement. The Company issued 5,824 and 28,764 shares to Occidental Petroleum and Constellation New Energy, respectively, and received an aggregate $5.836 million from the exercise of the options. No member loan share options are currently outstanding.

The change in the fair value of the option liability during the three months ended March 31, 2023 was as follows:

Option Liability
Balance as of December 31, 2022	5,174,000
Change in fair value	—
Exercise of option liability	(5,174,000)
Balance as of March 31, 2023	—

NOTE I — Business Combination Agreement

On December 13, 2022, the Company entered into the Business Combination Agreement with RONI, RONI Holdings, the Buyer, and Merger Sub. Upon the closing of the Business Combination on June 8, 2023, Merger Sub merged with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly owned direct subsidiary of the Buyer and “disregarded entity” for federal income tax purposes. (See Note N)

NOTE J — Equity-based Compensation

Profit Interest Units

In 2015, the Company established the Profit Interest Incentive Plan (the “Incentive Plan”), which allows for certain employees of the Company and other individuals to participate in future increases in the value of the Company. Participants in the Incentive Plan received awards of membership interests in the Company denominated as Profit Interest units, subject to certain time and performance vesting criteria. The units typically vest over a 3-year period, require continued service to the Company and can include performance criteria related to annual company goals. As of March 31, 2023, the Board of Managers has authorized and awarded 450,013 Profit Interest units. Upon closing of the Business Combination (see Note I), the Profits Interest Units were converted to 199,524 common shares, subject to the same vesting schedule as the existing awards.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE J — Equity-based Compensation (Continued)

Fair Value Inputs

The Company estimates the fair value of its equity awards, including to employees and directors, using Black-Scholes, which requires inputs and subjective assumptions, including (i) estimated fair value of the Company’s member units as described in Note C, (ii) the calculation of the expected term to liquidity, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of substantial company-specific historical and implied volatility data of its member units, the Company has based its estimate of expected volatility on the historical volatility of a group of similar public companies.

When selecting these companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected term of the equity-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

The Company has never paid dividends and does not expect to in the foreseeable future. The expected term is based on the estimated time to a liquidity event. The risk-free interest rates for periods within the expected term of the equity awards are based on the U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award.

The weighted-average assumptions used to calculate the fair value of unit awards granted are as follows:

2022
Expected term (years)	2.50
Expected dividend yield	0.00%
Expected volatility	62.31%
Risk-free interest rate	4.32%

Unit Awards

	2023	2022
Outstanding, Beginning of Period	450,013	329,513
Granted	—	150,500
Forfeited	—	30,000
Redeemed	—	—
Outstanding, End of Period	450,013	450,013

As of March 31, 2023, the following awards were outstanding:

Threshold Price	Vested	Unvested	Total
$100.00	15,625	—	15,625
$168.75	181,394	132,494	313,888
$211.00	26,500	94,000	120,500
Total	223,519	226,494	450,013

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE J — Equity-based Compensation (Continued)

Vesting Summary (only unvested)	2023	2024	2025	2026	Total
Profits Interest Units	110,416	90,412	25,666	—	226,494

The weighted average grant-date fair value of unit awards granted during the three months ended March 31, 2022, at a threshold price of $168.75/unit was $64.97/unit. Compensation expense related to units of approximately $1,745,379 and $2,604,000 respectively, was recognized in the three months ended March 31, 2023 and March 31, 2022. This compensation expense is included in General and Administrative Expenses on the Consolidated Statements of Operations and Comprehensive Income. As of March 31, 2023, total unrecognized unit-based compensation expense related to non-vested grants of units was approximately $7,566,796.

NOTE K — Net Loss per Unit

The following table sets forth the computation of the Company’s basic and diluted net loss per unit for the three months ended March 31, 2023 and 2022, respectively:

	2023	2022
Numerator:
Net Loss	$(17,067,000)	$(11,347,000)
Net loss attributable to membership interest holders	$(17,067,000)	$(11,347,000)
Denominator:
Weighted-average number membership units outstanding, basic and diluted	3,748,476	3,655,095
Net loss per unit attributable to membership interest holders, basic and diluted	$(4.55)	$(3.10)

As of March 31, 2023 and 2022, the Company’s potentially dilutive securities were distribution units, profits interests, member loan share options, and the Occidental Petroleum share options. Based on the amounts outstanding at March 31, 2023 and March 31, 2022, the Company excluded the following potential membership units from the computation of diluted net loss per unit attributable to membership interest holders because including them would have had an anti-dilutive effect:

	2023	2022
Distribution Units	—	25,800
Profits Interest	450,013	329,513
Member Loan Share Options	—	34,588
Occidental Petroleum Share Options	711,111	711,111
Total	1,161,124	1,101,012

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE L — Commitments and Contingencies

Leases

On June 6, 2022, the Company entered into an office space lease agreement, which became effective on November 1, 2022 and continues for 5 years. Future minimum lease payments under the lease are approximately $978,000.

The lease is classified as an operating lease and the lease liability was calculated using an incremental borrowing rate of 8.0%. As of March 31, 2023, the Company had $755,000 in lease liabilities and $751,000 in right of use assets on its consolidated balance sheet.

The Company also holds a lease for the land under the demonstration facility in La Porte, Texas, for approximately 218,900 square feet of land from Air Liquide Large Industries U.S. LP (“Air Liquide”) under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of the Company’s oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for use at the demonstration facility. Lease payments for the land are $1 per year. The term of the oxygen supply agreement is perpetual but may be terminated by the Company or by Air Liquide upon 30 days’ written notice.

Purchase Commitments

The Company has committed to purchase industrial components for installation at its Demonstration Plant. The Company pays for these components in installments related to contractual milestones specified by the counterparty. In accordance with ASC Topic 440 – Commitments, the Company does not recognize the commitment on its Consolidated Balance Sheet. Upon invoicing for milestones, the Company reclassifies current period installment payments to accounts payable and increases its construction in progress account.

The following table presents the Company’s material, unrecognized commitments (in millions):

Gross Commitment	Recorded in Accounts Payable – Current Period	Recorded in Accounts Payable – Prior Periods	Remaining Commitment
$4.7	$0.5	-	$4.2

The remaining commitment balance is expected to be recognized in accounts payable within the current fiscal year.

Litigation

The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition or results of operation of the Company.

NET Power, LLC
Notes to Consolidated Financial Statements
As of and for the Three Months Ended March 31, 2023 and 2022

and as of the Year Ended December 31, 2022 (Continued)

NOTE N — Subsequent Events

The Company evaluated the subsequent events through June 14, 2023, when these financial statements were available to be issued, and has identified the following events necessitating disclosure.

On June 8, 2023, the Company consummated the Business Combination with RONI as described in Note I.

The aggregate merger consideration payable upon closing of the Business Combination to existing NET Power holders consisted of 137.2 million Class A units of RONI Opco and 137.2 million shares of Class B Common Stock of RONI. Following the Closing, RONI retained its “Up-C” structure, whereby all of the equity interests in NET Power are held by RONI Opco, and RONI’s only assets are its equity interests in RONI Opco.

In accordance with ASC 810, NET Power is considered a Variable Interest Entity with RONI its primary beneficiary. RONI was determined to be the primary beneficiary of NET Power through being the sole managing member of NET Power, with the power to control the most significant activities of NET Power, while also having an economic interest that provides it with the ability to participate significantly in NET Power’s benefits and losses. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination represents an acquisition of a business and NET Power’s identifiable assets acquired, liabilities assumed, and any non-controlling interests will be measured at their acquisition date fair value.

As a result of the Business Combination, the combined company became a publicly traded company with common stock and public warrants trading on the New York Stock Exchange.